Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Bristol-Myers Squibb Pharma Research Labs L.L.C., a Delaware limited liability company (hereinafter the “Company”), and Peter L. Myers (hereinafter “Employee”) and shall become effective upon the date of the latest signature hereto.

RECITALS

WHEREAS, this Agreement is entered into in connection with that certain Purchase Agreement, dated February 8, 2002 (the “Purchase Agreement”), between Deltagen, Inc. (“Deltagen”), a Delaware corporation, and Bristol-Myers Squibb Company, a Delaware corporation, pursuant to which the Company will become a wholly owned subsidiary of Deltagen;

WHEREAS, the Company and Employee wish to set forth in this Agreement the terms and conditions under which Employee will continue to be employed by the Company; and

WHEREAS, the Company wishes to be assured that Employee will be available to the Company for at least an additional two years after the Closing Date (as such term is defined in the Purchase Agreement).

NOW, THEREFORE, the Company and Employee, in consideration of the mutual promises set forth herein, agree as follows:

ARTICLE I.

EMPLOYMENT DUTIES

A.    Title/Responsibilities.    Employee hereby accepts employment with the Company pursuant to the terms and conditions hereof. Employee agrees to serve the Company in the position of Executive Vice President and Site Director. Employee shall have the powers and duties commensurate with such position. It is agreed and understood that the Company may reassign Employee to another position consistent with Employee’s knowledge and experience within its organization during the term of this Agreement, but that no relocation shall be required of Employee without Employee’s prior consent.

B.    Full Time Attention.    Employee shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Company may reasonably request.

C.    Other Activities.    Except upon the prior written consent of the Company, Employee shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the

Company (an “Affiliated Company”), provided that Employee may own less than one percent (1%) of the outstanding securities of any such publicly traded competing corporation.

ARTICLE II.

COMPENSATION

A.    Base Salary.    Employee shall receive a Base Salary at an annual rate of Two Hundred Ninety Thousand dollars ($290,000), payable in accordance with the Company’s customary payroll practices. The Company shall provide Employee with annual performance reviews, and, thereafter, Employee shall be entitled to such Base Salary as the Company may from time to time establish in its sole discretion.

B.    Bonuses.    Employee’s entitlement to incentive bonuses from the Company is discretionary and shall be determined by Deltagen’s Board, Compensation Committee or Chief Executive Officer in good faith based upon the extent to which Employee’s individual performance objectives and the Company’s profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period.

C.    Stock Options.    Upon the Closing Date and subject to approval of the Deltagen’s Board of Directors, Employee will be granted a stock option under the Deltagen’s 2000 Stock Incentive Plan to purchase 175,000 shares of the Deltagen’s common stock (the “Option”). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate stock option agreement. The exercise price per share of the Option will be equal to the fair market value of the Deltagen’s common stock established on the date of grant. The Option will be subject to vesting over four (4) years so long as Employee continues to be employed with the Company, according to the following schedule: Twenty-five percent (25%) of such shares shall vest and become exercisable twelve (12) months following the grant date, with an additional 1/48 of such shares vesting at the end of each monthly period thereafter.

D.    Retention Bonus.    If Employee remains an employee of the Company through November 1, 2002, he shall be entitled to a cash retention bonus of $150,000.

E.    Withholdings.    All compensation and benefits to Employee hereunder shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

ARTICLE III.

EXPENSE ALLOWANCES AND FRINGE BENEFITS

A.    Vacation.    Employee shall receive three (3) weeks of annual paid vacation during the term of this Agreement.

B.    Benefits.    During the term of this Agreement, the Company will provide Employee with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental and vision insurance, subject to any eligibility requirements imposed by such plans. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan as it may be amended from time to time.

C.    Business Expense Reimbursement. During the term of this Agreement, Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for similarly situated employees) in performing services hereunder, provided Employee properly accounts therefor.

ARTICLE IV.

CONFIDENTIALITY

A.    Proprietary Information.    Employee shall sign, or has signed, an Employee’s Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit A. Employee hereby represents and warrants to the Company that he or she has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee’s employment relationship with the Company.

B.    Return of Property.    All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Employee in the course of his employment with the Company shall be and remain the sole property of the Company. Employee agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.

ARTICLE V.

TERM AND TERMINATION

A.    Term of Agreement.    Unless otherwise terminated by the Company in accordance with this Agreement, this Agreement and Employee’s employment with the Company under this Agreement shall commence at the Closing Date and shall continue to and including the date which is two (2) years thereafter (the “Employment Term”).

B.    Termination Upon Death of Employee. The Employment Term shall terminate automatically upon the death of Employee. In such event, the Company shall pay to Employee’s beneficiaries or his estate, as the case may be, any accrued Base Salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company’s obligations hereunder shall terminate.

C.    Termination Upon Disability of Employee.    If Employee is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate in any 365-day period, then, to the extent permitted by law, the Company may terminate the employment on the 180th day of such incapacity. In such event, the Company shall pay to Employee all Accrued Compensation, and shall continue to pay to Employee the Base Salary then in effect until such time as Employee shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company.

D.    Termination for Cause.    The Company may terminate Employee’s employment for Cause (as defined below) without liability at any time with or without advance notice to Employee. The Company shall pay Employee all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company’s obligations hereunder shall terminate. Termination shall be for “Cause” in the event of the occurrence of any of the following: (a) any intentional action or intentional failure to act by Employee which was performed in bad faith and to the material detriment of the Company; (b) Employee intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Company; (c) Employee willfully and habitually neglects the duties of employment; or (d) Employee is convicted of a felony crime involving moral turpitude.

E.    Termination At Will.    The Company may terminate your employment at any time for any reason not specified in Article 5.D above, or for no reason, without further obligation or liability (except as set forth below). If the Company elects to terminate Employee during the Employment Term pursuant to this Article 5.E, the Company shall pay to Employee all Accrued Compensation and shall continue to pay to Employee as provided herein Employee’s Salary then in effect for six (6) months from the date of such termination as severance compensation. Upon payment of the severance benefits described herein, all obligations of the Company (or its successor) shall terminate. Any unvested stock options held by Employee as of the date of Employee’s termination of employment shall be accelerated by six (6) months.

During the period when such severance compensation is being paid to Employee, Employee shall not (i) engage, directly or indirectly, in any other business activity that is competitive with the current technology of the Company or any Affiliated Company (provided that Employee may own less than one percent (1%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company. If the Company terminates this Agreement or the employment of Employee with the Company other than pursuant to Articles 5.B, 5.C or 5.D, then this Article 5.E shall apply.

ARTICLE VI.

GENERAL PROVISIONS

A.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

B.    Assignment; Binding Agreement.

1.    Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.

2.    This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Employee should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legates or other designee or, if there be no such designee, to his estate.

C.    No Waiver of Breach.    The waiver by any party of the breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach.

D.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To the Company:	c/o Deltagen, Inc.
740 Bay Road
Redwood City, CA 94063-2469
Attention: Vice President, Human Resources
Fax No.: (650) 569-5273
Telephone No.: (650) 569-5100

To Employee:	Peter L. Myers
4570 Executive Drive, Suite 400
San Diego, CA 92121
Fax No: (858)625-6487
Telephone No.: (858) 625-6487

E.    Modification; Waiver; Entire Agreement.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

F.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

G.    Termination of Prior Agreements.    Employee acknowledges that the Employment Agreement, dated October 5, 1999, between the Company and Employee is hereby terminated and that the terms and conditions thereof, together with any and all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, are superceded in their entirety by this Agreement.

H.    Arbitration.    Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in accordance with Exhibit B hereto. This Article 6.H shall not apply to the Confidentiality Agreement.

I.    Employee Acknowledgment.    Employee acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

J.    Remedies.

1.    Injunctive Relief.    The parties agree that the services to be rendered by Employee hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

2.    Exclusive.    Both parties agree that the remedy specified in Article 6.J.1 above is not exclusive of any other remedy for the breach by Employee of the terms hereof.

K.    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

Executed by the parties as of the dates set forth below.

BR	ISTOL-MYERS SQUIBB PHARMA
RE	SEARCH LABS L.L.C.

Date: February 16, 2002	By: /s/ RICHARD H. HAWKINS Name: Richard H. Hawkins Title: Chief Financial Officer

EMPLOYEE

Date: February 4, 2002	/s/ PETER L. MYERS Name: Peter L. Myers